As filed with the Securities and Exchange Commission on July 3, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XM Satellite Radio Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	4899	54-1878819
(State of Incorporation)	(Primary Standard Industrial	(I.R.S. Employer
	Classification Code Number)	Identification No.)

1500 Eckington Place, NE

Washington, DC 20002

(202) 380-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph M. Titlebaum

Executive Vice President, General Counsel and Secretary

XM Satellite Radio Holdings Inc.

1500 Eckington Place, NE

Washington, DC 20002

(202) 380-4000

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Steven M. Kaufman, Esq.

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities Being Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Common Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $.01 per share (1) (2)	45,791,209	$10.85(3)	$496,834,618(3)	$40,194(3)

(1)	Common stock includes associated rights to purchase shares of the registrant’s Series D Junior Participating Preferred Stock. Until the occurrence of certain prescribed events, none of which have occurred, the rights are not exercisable, are evidenced by the certificates representing the common stock, and will be transferred along with and only with the Class A common stock.
(2)	Represents outstanding shares and shares that may be acquired upon payment of interest on a 10% senior secured convertible note due 2009, shares that may be issued upon conversion of 8.25% Series C convertible redeemable preferred stock due 2012, shares that may be issued as payment of interest under a credit facility and shares that may be issued under a distribution agreement. This registration statement shall be deemed to register such additional shares that may be issued pursuant to the anti-dilution and stock dividend provisions of such securities pursuant to Rule 416 under the Securities Act of 1933.
(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the registrant’s common stock on the Nasdaq National Market on June 26, 2003.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated             , 2003

PROSPECTUS

XM SATELLITE RADIO HOLDINGS INC.

45,791,209 Shares of Common Stock

Corporate Headquarters:

1500 Eckington Place, N.E.

Washington, D.C. 20002

(202) 380-4000

On January 28, 2003, we completed a series of financing transactions with General Motors Corporation and its subsidiary, OnStar Corporation. We also issued a warrant to purchase shares of our Class A common stock to R. Steven Hicks in connection with a private placement that closed on January 28, 2003. At the closing, we entered into a registration rights agreement with, among others, General Motors, OnStar and Mr. Hicks. Under that agreement, we agreed to file a registration statement to permit the selling securityholders named in this prospectus, including certain holders of our Series C preferred stock, to sell the number of shares of Class A common stock indicated in this prospectus.

Our Class A common stock is listed on the Nasdaq National Market under the symbol “XMSR.” On July 1, 2003, the last reported sale price of our common stock was $12.40.

An investment in our securities involves risks. Please read the section entitled “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved of these securities, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is             , 2003.

SUMMARY

Our Business

We are a nationwide provider of audio entertainment and information programming for reception by vehicle, home and portable radios. Our digital audio XM Radio service offers 100 channels of music, news, talk, sports and children’s programming for a monthly fee; we also offer one premium channel. We believe XM Radio appeals to consumers because of our clear sound quality from a digital signal, innovative programming and nationwide coverage. Since our nationwide launch on November 12, 2001, we have built our subscriber base to over 692,000 subscribers as of June 30, 2003 through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers.

Our executive offices are at 1500 Eckington Place, N.E., Washington, D.C. 20002, and our telephone number is (202) 380-4000. We maintain an Internet site on the World Wide Web at www.xmradio.com. Information at our web site is not, and should not be deemed to be, part of this prospectus.

January 2003 Financing Transactions

On January 28, 2003, we announced that we had completed three separate financing transactions that we believe will significantly improve our liquidity over the next three years. The transactions consisted of (1) an exchange offer relating to $325 million aggregate principal amount of outstanding debt issued by our subsidiary, XM Satellite Radio Inc., or “XM,” (2) a restructuring of our payment obligations to General Motors Corporation, and (3) a private placement resulting in gross proceeds to us of $225 million. You can obtain more information regarding the recent refinancing transactions by reviewing a copy of our Current Report on Form 8-K, filed with the SEC on January 29, 2003, which is incorporated by reference into this prospectus.

Transactions with General Motors

In one of the recent financing transactions, we restructured a substantial portion of our payment obligations under our distribution agreement with General Motors and its subsidiary, OnStar Corporation:

•	In lieu of our obligation to make $115 million in guaranteed payments to OnStar under the distribution agreement from 2003 to 2006, we issued to OnStar approximately $89 million in aggregate principal amount of a 10% senior secured convertible note due December 31, 2009. The note will become convertible at the holder’s option on a quarterly basis through 2006, at 90% of the then fair market value of our Class A common stock but subject to a $5.00 minimum per share conversion price and an escalating maximum per share conversion price for each fiscal year. Interest on this note is payable in cash or, at our option, shares of our Class A common stock having a fair market value equal to the amount of the interest installment at the time of payment. This prospectus relates to, among other things, the shares of Class A common stock issuable as payment of interest on the note.

•	We may finance up to $100 million of payments that may become due under the distribution agreement by drawing under a senior secured credit facility, also maturing in December 2009, that General Motors has agreed to make available to us if we meet financial covenants relating to the number of subscribers not originated by General Motors and our pre-marketing cash flow excluding expenses associated with the distribution agreement. Interest payments under the credit facility will be payable in cash or, at our option, shares of our Class A common stock having a fair market value equal to the amount of the interest installment at the time of payment. In connection with the establishment of the credit facility, we issued to General Motors a warrant to purchase up to 10,000,000 shares of our Class A common stock exercisable at $3.18 per share. This prospectus relates to, among other things, the shares of Class A common stock issuable as payment of interest under the credit facility.

•

We may make up to $35 million in future subscriber acquisition payments that we may owe to OnStar under the distribution agreement in shares of our Class A common stock having a fair market value equal to the amount of the required payment at the time of payment. This prospectus relates to, among other things, the shares of Class A common stock issuable as payment of future subscriber acquisition payments under the distribution agreement.

The note issued to OnStar and the proposed credit facility with General Motors are secured by substantially all of our assets on a shared basis with the notes issued in the exchange offer and the notes issued in the private placement. They also are guaranteed by our material subsidiaries other than the subsidiary that holds our FCC licenses and the subsidiary through which we own our corporate headquarters. The note issued to OnStar and the credit facility with General Motors are equal in right of payment to the notes issued in the exchange offer and the notes issued in the private placement. We have the right to prepay the note issued to OnStar and the credit facility with General Motors at any time. The note issued to OnStar is convertible and the warrant exercisable only to the extent General Motors would not beneficially own more than 19.9% of our Class A common stock upon any conversion or exercise.

As part of the transactions with General Motors, we amended our distribution agreement to provide OnStar limited use of our studio facilities and XM audio content for its telematics service.

Issuance of warrant to R. Steven Hicks

In connection with the $225 million private placement, we issued to R. Steven Hicks a warrant to purchase up to 900,000 shares of our Class A common stock exercisable at $3.18 per share. This prospectus relates to, among other things, shares of Class A common stock issuable upon exercise of the warrant issued to Mr. Hicks.

Series C Preferred Stock

In August 2000, we completed a private placement of 235,000 shares of Series C convertible redeemable preferred stock, which yielded gross proceeds of $235 million. The Series C preferred stock is convertible, at the holders’ option, into Class A common stock at the conversion price then in effect. Currently, the conversion price is $9.11. The Series C preferred stock may be redeemed beginning on February 8, 2005 in cash or, at the holder’s option, in Class A common stock. The Company must redeem the Series C preferred stock in Class A common stock on February 1, 2012. This prospectus relates to, among other things, the shares of Class A common stock issuable upon conversion of the Series C preferred stock held by certain investors.

Series A Convertible Notes

In July 1999, we issued $250 million of Series A subordinated convertible notes in a private placement. In October 1999, the Series A convertible notes, together with related accrued interest, were converted into shares of our Class A common stock and Series A convertible preferred stock. This prospectus relates to, among other things, the shares of Class A common stock issued upon conversion of the Series A convertible notes in October 1999 or upon conversion of Series A preferred stock held by certain investors.

RISK FACTORS

Investing in our securities involves risk. Potential investors are urged to read and consider the risk factors relating to an investment in XM Satellite Radio Holdings Inc. described in our Current Report on Form 8-K, filed with the SEC on June 3, 2003, which are incorporated by reference in this prospectus, and those set forth following this paragraph. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.

Future issuances of our Class A common stock could lower our stock price and impair our ability to raise funds in new stock offerings.

We have issued and outstanding securities exercisable for or convertible into a significant number of our shares of Class A common stock, including securities issued to General Motors, some of which also give us the option to make interest or other payments in our Class A common stock or securities convertible into Class A common stock. As of May 6, 2003, we had outstanding 120,312,171 shares of Class A common stock. On a pro forma basis as of May 6, 2003, if we issued all shares issuable upon conversion of the new notes (but not including accreted value and any in-kind interest payments) and conversion or exercise of other outstanding securities (many of which have a conversion or exercise price significantly above our current market price), we would have had 288,901,591 shares of Class A common stock outstanding on that date (not including a performance-based warrant held by Sony Electronics that may in the future be exercisable for up to 2% of our Class A common stock on a fully diluted basis). Issuances of a large number of shares could adversely affect the market price of our Class A common stock.

In addition to the shares of our Class A common stock that are already publicly-traded, the holders of approximately 29,268,288 shares of our Class A common stock, all of our Series A preferred stock, all of our Series C preferred stock and GM have the right to request registration of their shares, including in future public offerings of our equity securities. We have previously filed registration statements under the Securities Act to cover all 14,500,000 shares of our Class A common stock subject to outstanding stock options or reserved for issuance under our stock plans. We have also registered for resale 101,713,219 shares issuable upon conversion of our 10% senior secured discount convertible notes due 2009 and registered 25,514,960 shares issuable upon exercise of recently issued warrants under separate registration statements. The sale into the public market of a large number of privately-issued shares could adversely affect the market price of our Class A common stock and could impair our ability to raise funds in additional stock offerings.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made and incorporated by reference statements in this document that constitute “forward-looking statements” as that term is defined in the federal securities laws. These forward-looking statements concern our operations, economic performance and financial condition. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.

Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, the following:

•	Our significant expenditures and losses;

•	The unproven market for our service;

•	The health or premature degradation of our satellites, possible failure of insurance to cover fully losses from satellite degradation or delay in receipt of insurance proceeds and resulting need for additional funding;

•	Potential need for additional financing; and

•	Our substantial indebtedness.

For a more detailed discussion of some of these factors, please read carefully the information under “Risk Factors” set forth in our Current Report on Form 8-K, filed with the SEC on June 3, 2003. These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. We assume no obligation to update or revise the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the offer and sale of any securities by the selling securityholders, other than as set forth below. We have agreed to pay the expenses of registering the Class A common stock being offered by the selling securityholders pursuant to this prospectus.

We will receive proceeds from the exercise of the warrant to purchase the shares of our Class A common stock covered by this prospectus. The holder of the warrant is not obligated to exercise this warrant. If the warrant is exercised in full by payment in cash of the initial stated exercise price of $3.18 per share, then we will receive gross proceeds of approximately $2.9 million, which we will use for working capital and general corporate purposes.

We will not receive proceeds from the sale of shares of Class A common stock issued as payment of interest on the note. However, to the extent interest payments on the note are paid in shares of Class A common stock, we will not have to pay such obligations in cash.

We will not receive proceeds from the sale of shares of Class A common stock issued as payment of interest under the senior secured credit facility or convertible note with General Motors or OnStar. However, to the extent interest payments are paid in shares of Class A common stock, we will not have to pay such obligations in cash.

We will not receive proceeds from the sale of shares of Class A common stock issued to make subscriber acquisition payments under our distribution agreement with General Motors. However, to the extent subscriber acquisition payments under the distribution agreement are paid in shares of Class A common stock, we will not have to make such payments in cash.

SELLING SECURITYHOLDERS

Certain of the shares of Class A common stock that are being registered for resale under this prospectus may be acquired by General Motors (including OnStar Corporation) upon: (i) issuance in satisfaction of subscriber acquisition payment obligations under a distribution agreement and (ii) payment of interest under a 10% senior secured convertible note and a senior secured credit facility. Certain shares of Class A common stock that are being registered for resale under this prospectus may be acquired by AEA XM Investors I LLC and AEA XM Investors II LLC upon conversion of 8.25% Series C convertible redeemable preferred stock due 2012 at a current conversion price of $9.11 per share. The Series C preferred stock was issued in August 2000 in a transaction exempt from the registration requirements of the Securities Act. Certain shares of Class A common stock that are being registered for resale under this prospectus were or may be acquired by Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC upon conversion of Series A convertible notes, upon conversion of Series C preferred stock or in our initial public offering. Certain shares of Class A common stock being registered for resale under this prospectus may be acquired by American Honda Motor Co., Inc. upon conversion of Series C preferred stock. Certain shares of Class A common stock being registered for resale under this prospectus were or may be acquired by Hughes Electronics Corporation from one of our former stockholders, upon conversion of Series C preferred stock, upon conversion of Series A preferred stock or in our initial public offering. The remaining shares of Class A common stock that are being registered for resale under this prospectus may be acquired by R. Steven Hicks upon exercise of warrant at an exercise price of $3.18 per share. The warrant was originally issued in January 2003 in a transaction exempt from the registration requirements of the Securities Act. The Series C preferred stock, the shares of Class A common stock issuable upon conversion thereof, the Series A preferred stock, the shares of Class A common stock issuable upon conversion thereof, the Series A convertible notes, the shares of Class A common stock issuable upon conversion thereof, the warrant, the shares of Class A common stock issuable upon exercise thereof and the shares of Class A common stock issuable under the credit facility and distribution agreement constituted “restricted securities” under the Securities Act prior to this registration.

The selling securityholders may from time to time offer and sell pursuant to this prospectus the respective numbers of shares of Class A common stock as are set forth opposite their names in the table below. The following table sets forth the name of each selling securityholder and the following information as of May 6, 2003:

•	the number of shares of Class A common stock beneficially owned by each selling securityholder;
•	the maximum number of shares that may be offered for sale by such selling securityholder under this prospectus;
•	the number of shares beneficially owned by each selling securityholder, assuming all such shares are sold; and
•	the percentage of our outstanding Class A common stock beneficially owned by such selling securityholder.

The selling securityholders may offer all, some or none of the Class A common stock shown in the table. Because the selling securityholders may offer all or some portion of the common stock, we have assumed for purposes of completing the last column in the table that all shares of Class A common stock offered hereby will have been sold by the selling securityholders upon termination of sales pursuant to this prospectus.

Name of Selling Securityholder	Class A Common Stock Beneficially Owned Prior to the Offering	Class A Common Stock Offered Hereby	Class A Common Stock Beneficially Owned After Completion of the Offering	Percentage of Outstanding Class A Common Stock Beneficially Owned After Completion of the Offering (1)
General Motors(2)	28,092,333	5,000,000	28,092,333	19.9%
R. Steven Hicks(3)	900,000	900,000	0	*
AEA XM Investors I LLC(4)	937,071	937,071	0	*
AEA XM Investors II LLC(4)	7,248,136	7,248,136	0	*
Madison Dearborn Capital Partners III, L.P.(5)(7)	9,273,091	9,273,091	0	*
Madison Dearborn Special Equity III, L.P.(6)(7)	205,889	205,889	0	*
Special Advisors Fund I, LLC(7)	16,179	16,179	0	*
American Honda Motor Co., Inc.(8)	22,964,767	6,821,005	16,143,762	13.4%
Hughes Electronics Corporation(9)	18,618,590	15,389,838	3,386,752	2.8%

* Indicates less than 1% ownership.

(1) Based on 120,312,171 shares of outstanding Class A common stock as of May 6, 2003.

(2) Includes both General Motors Corporation and its subsidiary, OnStar Corporation, which have entered into certain arrangements with us, as described above under the heading “January 2003 Financing Transactions.” Our arrangements with General Motors and OnStar are also described in our Proxy Statement, filed with the SEC on April 21, 2003 and incorporated herein by reference. Under our agreements with General Motors, certain securities held by General Motors are not convertible or exercisable to the extent General Motors would own more than 19.9% of our Class A common stock.

(3) R. Steven Hicks is a member of our board of directors. Mr. Hicks joined our board of directors in connection with the closing of a $225 million private placement on January 28, 2003. Mr. Hicks is a non-managing member of Baystar Capital, affiliates of which purchased 10% senior secured discount convertible notes in the private placement.

(4) Represents Class A common stock issuable upon conversion of Series C convertible redeemable preferred stock plus accrued and unpaid dividends and an indeterminate number of shares that may be issued pursuant to the antidilution and stock dividend provisions of such securities. Excludes approximately 270,777 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 held by AEA XM Investors IA LLC, a Delaware limited liability company (“AEA XM IA”), and approximately 2,215,361 shares of Class A common stock issuable, as of March 31, 2003, upon conversion of 10% senior secured discount convertible notes due 2009 held by AEA XM Investors IIA LLC, a Delaware limited liability company (“AEA XM IIA”). As the general partner of each of XM Investors I LP, a Delaware limited partnership, XM Investors II LP, a Delaware limited partnership, XM Investors IA LP, a Delaware limited partnership, and XM Investors IIA LP, a Delaware limited partnership, which are the managing members of AEA XM Investors I LLC, a Delaware limited liability company (“AEA XM I”), AEA XM Investors II LLC, a Delaware limited liability company (“AEA XM II”), AEA XM IA and AEA XM IIA, respectively, AEA XM Investors Inc., a Delaware corporation (“AEA XM Investors”), may be deemed to be the beneficial owner of the shares of Class A common stock beneficially owned by AEA XM I, AEA XM II, AEA XM IA and AEA XM IIA. Our arrangements with AEA XM I and AEA XM II are described in our Proxy Statement, filed with the SEC on April 21, 2003 and incorporated herein by reference. By virtue of being the sole shareholder of AEA XM Investors, AEA Investors Inc. may be deemed to have beneficial ownership of any and all shares of Class A common stock beneficially owned by AEA XM I, AEA XM II, AEA XM IA and AEA XM IIA. Pierce J. Roberts, Jr., a member of our board of directors, is a managing director of AEA Investors LLC, an affiliate of each of AEA Investors Inc., AEA XM Investors, AEA XM I, AEA XM II, AEA XM IA and AEA XM IIA.

(5) Includes 6,672,853 shares issuable upon conversion of Series C convertible redeemable preferred stock plus accrued and unpaid dividends and an indeterminate number of shares that may be issued pursuant to the antidilution and stock dividend provisions of such securities.

(6) Includes 147,156 shares issuable upon conversion of Series C convertible redeemable preferred stock plus accrued and unpaid dividends and an indeterminate number of shares that may be issued pursuant to the antidilution and stock dividend provisions of such securities.

(7) Our arrangements with Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC are described in our Proxy Statement, filed with the SEC on April 21, 2003 and incorporated herein by reference. James N. Perry, Jr., a member of our board of directors, is a Managing Director of Madison Dearborn Partners, Inc., an affiliate of each of Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC.

(8) Includes 6,821,005 shares issuable upon conversion of Series C convertible redeemable preferred stock plus accrued and unpaid dividends and an indeterminate number of shares that may be issued pursuant to the antidilution and stock dividend provisions of such securities. Our arrangements with American Honda Motor Co., Inc. are described in our Proxy Statement, filed with the SEC on April 21, 2003 and incorporated herein by reference. Thomas G. Elliott, a member of our board of directors, is Executive Vice President, Automobile Operations and a director of American Honda Motor Co., Inc.

(9) Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 2,728,402 shares issuable upon conversion of Series C convertible redeemable preferred stock plus accrued and unpaid dividends and an indeterminate number of shares that may be issued pursuant to the antidilution and stock dividend provisions of the Series C preferred stock. Our arrangements with Hughes Electronics Corporation are described in our Proxy Statement, filed with the SEC on April 21, 2003 and incorporated herein by reference. Jack Shaw, a member of our board of directors, is Chief Executive Officer and a director of Hughes Electronics Corporation.

Other than as noted above or elsewhere in this prospectus, none of the selling securityholders has had any material relationship with us or our affiliates within the past three years.

Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors in interest, may offer and sell, from time to time, the Class A common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the respective selling securityholders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Class A common stock may be sold by or for the account of the selling securityholders or their successors in interest from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the Class A common stock may be listed or quoted at the time of sale,

•	in the over-the counter market,

•	otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing of options, whether such options are listed on an options exchange or otherwise,

•	through the settlement of short sales,

•	through a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

•	through a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account,

•	involving an ordinary brokerage transaction or a transaction in which the broker-dealer solicits purchasers,

•	that are privately negotiated,

•	through an underwritten offering, or

•	through a combination of the above methods of sale.

In connection with the sale of the Class A common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the Class A common stock and deliver these securities to close out such short positions, sell short and deliver these securities to close out such short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities.

At the time a particular offering of the Class A common stock is made, a supplement to this prospectus, if required, will be distributed which will set forth the aggregate amount of Class A common stock being offered, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, that such broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus and other facts material to the transaction. Each broker-dealer that receives the Class A common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of Class A common stock.

In addition, upon receiving notice from a selling securityholder that a donee, pledgee or transferee or other successor-in-interest intends to sell shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the transferee. We have agreed with the selling securityholders to keep the registration statement of which this prospectus is a part effective until all shares are sold by the selling securityholders or all unsold shares are immediately saleable without restriction (including without volume limitations) and without registration under the Securities Act.

The aggregate proceeds to the selling securityholders from the sale of the Class A common stock offered by them hereby will be the purchase price of such shares of Class A common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding Class A common stock is included for quotation on the Nasdaq National Market.

In order to comply with the securities laws of certain jurisdictions, if applicable, the Class A common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling securityholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 or any other available exemption rather than pursuant to this prospectus. There is no assurance that any selling securityholder will sell any or all of the Class A common stock described herein, and any selling securityholder may transfer, devise or gift such securities by other means not described in this prospectus.

To the extent required, the shares of Class A common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of the selling securityholders to register their Class A common stock under applicable federal and state securities laws under particular circumstances and at specified times. The registration rights agreement provides for cross-indemnification of the selling securityholders and our company and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the Class A common stock, including liabilities under the Securities Act. We will pay all of our expenses and substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the Class A common stock, provided that each selling securityholder will be responsible for payment of commissions, concessions and discounts of underwriters, broker-dealers or agents. The selling securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of Class A common stock and activities of the selling securityholders.

LEGAL MATTERS

Certain legal matters with respect to the securities offered by this prospectus will be passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

The consolidated financial statements and schedule of XM Satellite Radio Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports contain an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets as of January 1, 2002.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, filed with the SEC on May 15, 2003;

•	Our Proxy Statement, filed with the SEC on April 21, 2003;

•	Our Current Reports on Form 8-K, filed with the SEC on:

•	January 15, 2003;

•	January 29, 2003;

•	May 8, 2003;

•	June 3, 2003; and

•	June 11, 2003;

•	The description of our Class A common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act on Form 8-A on September 23, 1999, including any amendment or report filed with the SEC for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

XM Satellite Radio Holdings Inc.

1500 Eckington Place, N.E.

Washington, DC 20002

Attn: Investor Relations

(202) 380-4000

Our reports and amendments filed with the SEC can be accessed free of charge, through our website at http://www.xmradio.com/investor/investor_financial_and_company.html on the same day that they are electronically filed with the SEC.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning us and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the first paragraph under this heading.

You should rely only on the information incorporated by reference or provided in this document and any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where it is unlawful. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

References in this prospectus to the terms “we,” “our” or “us” or other similar terms mean XM Satellite Radio Holdings Inc. and its subsidiaries.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

SEC registration fee	$40,194
Printing and engraving expenses	5,000
Legal fees and expenses	5,000
Blue Sky fees and expenses	5,000
Accounting fees and expenses	5,000
Miscellaneous fees and expenses	5,000

Total	$65,194

Item 15.    Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law permits indemnification of officers and directors of our company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation law.

Article Ninth of our Restated Certificate of Incorporation and Article VI, Section 1 of our Bylaws provide that we shall indemnify our directors and officers and any such directors and officers serving at our request as a director, officer, employee or agent of another entity to the fullest extent not prohibited by the Delaware General Corporation Law. The Bylaws also provide that we may, but shall not be obligated to, maintain insurance, at our expense, for the benefit of our company and of any person to be indemnified. In addition, we have entered or will enter into indemnification agreements with our directors and officers that provide for indemnification in addition to the indemnification provided in our Bylaws. The indemnification agreements contain provisions that may require our company, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of our company or other entities to which they provide service at the request of our company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our Restated Certificate of Incorporation provides that a director shall not be personally liable for monetary damages or breach of fiduciary duty as a director, except for liability

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived any improper personal benefit.

Item 16.    Exhibits and Financial Statement Schedules.

(a) Exhibits.

Incorporated by reference to the Exhibit Index beginning on page II-6 hereto.

(b) Financial Statement Schedules are incorporated by reference into the Registration Statement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on July 3, 2003.

XM SATELLITE RADIO HOLDINGS INC.

/s/ HUGH PANERO
By:	Hugh Panero President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Hugh Panero and Joseph M. Titlebaum his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in respect of an offering contemplated by this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Hugh Panero	President, Chief Executive Officer and Director (Principal Executive Officer)	July 3, 2003
Hugh Panero

/s/ Gary M. Parsons	Chairman of the Board of Directors	July 3, 2003
Gary M. Parsons

/s/ Joseph J. Euteneuer	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	July 3, 2003
Joseph J. Euteneuer

/s/ Nathaniel A. Davis	Director	July 3, 2003
Nathaniel A. Davis

Director
Thomas J. Donohue

Signature	Title	Date

/s/ Thomas G. Elliott	Director	July 3, 2003
Thomas G. Elliott

/s/ R. Steven Hicks	Director	July 3, 2003
R. Steven Hicks

/s/ Chester A. Huber, Jr.	Director	July 3, 2003
Chester A. Huber, Jr.

Director
Randall T. Mays

/s/ James N. Perry, Jr.	Director	July 3, 2003
James N. Perry, Jr.

Director
Pierce J. Roberts, Jr.

/s/ Jack Shaw	Director	July 3, 2003
Jack Shaw

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 (Reg. No. 333-83619)).

4.1.1	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.5 to the registrant’s Registration Statement on Form S-3 (Reg. No. 333-89132)).

4.1.2	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.6 to the registrant’s Annual Report on Form 10-K, filed with the SEC on March 31, 2003).

4.2	Restated Bylaws (incorporated by reference to Exhibit 2 to the registrant’s Registration Statement on Form S-1 (Reg. No. 333-83619)).

4.3	Form of Certificate for the registrant’s shares of Class A common stock (incorporated by reference to Exhibit 3 to the registrant’s Registration Statement on Form 8-A, filed with the SEC on September 23, 1999).

5.1	Opinion of Hogan & Hartson L.L.P. concerning the legality of the securities offered hereunder.

23.1	Consent of KPMG LLP, independent auditors.

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

99.1	Second Amended and Restated Registration Rights Agreement, by and among the registrant and the holders of the registrant’s securities named therein, dated as of January 28, 2003 (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K, filed with the SEC on January 29, 2003).